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                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13G


                     Under the Securities Exchange Act of 1934
                                (Amendment No. 1 )*
                                    -----------

                              Executive Telecard, Ltd.
     -------------------------------------------------------------------------
                                  (Name of Issuer)

                           Common Stock, $0.001 par value
     -------------------------------------------------------------------------
                           (Title of Class of Securities)

                                     301601101
                   ---------------------------------------------
                                   (CUSIP Number)


                                   April 9, 1999
              -------------------------------------------------------
              (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:                                   [ ] Rule 13d-1(b)
                                                     [X] Rule 13d-1(c)
                                                     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 301601101                                          PAGE 2 OF 5 PAGES
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1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Gladys M. Jensen
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
     (See Instructions)                                                (b) [_]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
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                    5    SOLE VOTING POWER
     NUMBER OF           3,852,941
      SHARES        ----------------------------------------------
   BENEFICIALLY     6    SHARED VOTING POWER
     OWNED BY            0
       EACH         ----------------------------------------------
     REPORTING      7    SOLE DISPOSITIVE POWER
      PERSON             3,852,941
       WITH         ----------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,852,941
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     18.1%
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12   TYPE OF REPORTING PERSON
     OO
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CUSIP NO. 301601101                                          PAGE 3 OF 5 PAGES
-------------------                                          -----------------

Item 1.

     Item 1(a) Name of Issuer:
               Executive Telecard, Ltd., a Delaware corporation (the "Company")

     Item 1(b) Address of Issuer's Principal Executive Offices:
               4260 East Evans Avenue, Denver, Colorado 80222

Item 2.

     Item 2(a) Name of Person Filing:
               Gladys M. Jensen

     Item 2(b) Address or principal business office or, if none, residence:
               850 Cannon, Suite 200, Hurst, Texas 76054

     Item 2(c) Citizenship or place of organization:
               United States

     Item 2(d) Title of class of securities:
               Common Stock, $0.001 par value

     Item 2(e) CUSIP No.:
               301601101

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]


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CUSIP NO. 301601101                                          PAGE 4 OF 5 PAGES
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Item 4.   Ownership.

          Item 4(a) Amount beneficially owned: 3,852,941

          Item 4(b) Percent of class: 18.1%

               The percentage calculations are based upon 21,344,694 shares of Executive Telecard Common Stock outstanding on March 31, 1999, as reported in the Company's most recent Annual Report on Form 10-K, filed April 16, 1999.

          Item 4(c) Number of shares as to which the person has:

                    (i)   Sole power to vote or to direct the vote: 3,852,941

                    (ii)  Shared power to vote or to direct the vote:  0

                    (iii) Sole power to dispose or to direct the disposition
                          of: 3,852,941

                    (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.   Ownership of Five Percent or Less of a Class.

          If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of a Group.

          Not Applicable.

Item 10.  Certifications.

          Item 10(a)     Not Applicable.

          Item 10(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO. 301601101                                          PAGE 5 OF 5 PAGES
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SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this Filing is true, complete and correct.


April 30, 1999                         /s/ Gladys M. Jensen
                                       -------------------------------
                                       Gladys M. Jensen